PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated July 29, 2014 and	Registration No. 333-197710
Prospectus Supplement Dated July 29, 2014)

UDR, Inc.
Common Stock
Pursuant to the ATM Equity OfferingSM* Sales Agreement, dated April 4, 2012, as amended July 29, 2014, between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or the Agents, we sold 3,410,433 shares of our common stock, par value $0.01 per share, through the Agents, acting as sales agents or principals, between July 29, 2014 and September 30, 2014, at a weighted average price per share of $29.95, for aggregate gross proceeds of approximately $102.1 million. Our aggregate net proceeds from such sales were approximately $100.0 million, after deducting related expenses, including commissions to the Agents of approximately $2.0 million.
Our common stock is listed and trades on the New York Stock Exchange, or the NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on October 29, 2014 was $29.54 per share.
This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 29, 2014 and the prospectus supplement dated July 29, 2014.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated July 29, 2014 and on page 3 of the accompanying prospectus dated July 29, 2014, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is October 30, 2014.

*ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.